December 22, 1995
Mr. John Costello, Assistant Treasurer
Fidelity Mt. Vernon Street Trust (the trust):
Fidelity Growth Company Fund
Fidelity Emerging Growth Fund
Fidelity New Millennium Fund (the funds)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Mt. Vernon Street Trust (the trust) is a Massachusetts business trust created under the name Fidelity Emerging Growth Fund under a written Declaration of Trust executed and delivered in Boston, Massachusetts on October 12, 1982. The trust's name was changed to Fidelity Growth Stock
Fund by a supplement to the Declaration of Trust dated December 17,
1982, filed with the Secretary of the Commonwealth of Massachusetts on December 28, 1982. Its name was further changed to Fidelity Mercury Fund by a supplement to the Declaration of Trust dated and filed with the Secretary of the Commonwealth of Massachusetts on January 28,
1983. The trust's name was changed to Fidelity Growth Company Fund and an Amended and Restated Declaration of Trust, dated August 1, 1986, was filed with the Secretary of the Commonwealth of Massachusetts on August 20, 1986.
A supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth of Massachusetts on December 11, 1989.  The trust's name was changed to Fidelity Mount Vernon Street Trust by a supplement to the Declaration of Trust which was adopted on December 13, 1990 and filed with the Secretary of the Commonwealth of Massachusetts on January 11, 1991.
The trust's name was changed to Fidelity Mt. Vernon Street Trust by an amended and restated supplement to the Declaration of Trust dated
January 30, 1991, and filed with the Secretary of the Commonwealth of Massachusetts on January 31, 1991. An Amended and Restated Declaration of Trust, dated January 19, 1995, was filed with the Secretary of the Commonwealth of Massachusetts on February 14, 1995.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish.  The number of Shares is unlimited and each
Share shall be without par value and shall be fully paid and non assessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable. Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in
Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.
By a vote adopted on October 12, 1982, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration
Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 169,204,190 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended
November 30, 1995.I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the
Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statements of Additional Information under the heading "Shareholder and Trustee Liability." In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.
Sincerely,
/s/Judith R. Hogan
Judith R. Hogan
Associate General Counsel